SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15, 2006

DAVE & BUSTER’S, INC.

(Exact name of registrant as specified in its charter)

Missouri	001-15007	43-1532756
(State of	(Commission File	(IRS Employer
incorporation)	Number)	Identification Number)

2481 Manana Drive

Dallas TX 75220

(Address of principal executive offices)

Registrant’s telephone number, including area code:    (214) 357-9588

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the reporting obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act

☐            Soliciting material pursuant to Rule 14a-12 of the Exchange Act

☐            Pre-commencement communications pursuant to Rule 14d-2(b) Exchange Act

☐            Pre-commencement communications pursuant to Rule 13e-4(c) Exchange Act

Item 1.01.             Entry into a Material Definitive Agreement.

On November 15, 2006, Dave & Buster’s, Inc. (the “Company”) announced that it had completed a transaction involving the sale and simultaneous leaseback of three of its restaurant locations.  The restaurant locations were sold to National Retail Properties, LP (“NRP”) for $29.6 million.  Net proceeds of approximately $28.3 million from the transaction were used to pay down outstanding balances on the Company’s senior credit facility and revolving credit facility.  Each of the three restaurant locations was simultaneously leased by NRP to the Company for a 17.5 year term.

Item 5.02.             Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On November 15, 2006, the Company announced the resignation of Jason B. Fortin from its Board of Directors, effective immediately.

On November 15, 2006, the Company announced that Daniel Y. Han had been elected to the Board of Directors of the Company.  Mr. Han, 28, has served as Vice President of Wellspring Capital Management, LLC since May 2006, previously serving as Associate from September 2002 until March 2005 and Senior Associate from March 2005 until May 2006.  From July 2000 until September 2002, Mr. Han was an Analyst in the Mergers and Acquisitions Group of J.P. Morgan Securities, Inc.

Item 7.01.             Regulation FD Disclosure.

On November 17, 2006, the Company issued a press release regarding a sale-leaseback transaction completed by the Company.  A copy of the press release is furnished herewith as Exhibit 99.

Item 9.01.             Financial Statements and Exhibits.

(d)                                 Exhibit.

The following is filed as an exhibit to this report.

99            Press Release dated November 17, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAVE & BUSTER’S, INC.

Date: November 21, 2006	By:	/s/ Jay L. Tobin
Jay L. Tobin
Senior Vice President